Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable June 15, 2008, to holders of record as of June 1, 2008.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2008.

Highlights

  The Company reported consolidated earnings for the first quarter of 2008 of $7.0 million, or $0.21 per share, compared with 2007 same quarter earnings of $4.5 million, or $0.15 per share. Earnings for the twelve months ended March 31, 2008 were $35.7 million, or $1.14 per share. This compares to earnings of $42.2 million, or $1.44 per share, for the 2007 twelve month period.
  The Company’s Asbury plant returned to service February 10, 2008 after an extended maintenance outage. The Company estimates the outage added pre-tax incremental expenses for the first quarter of approximately $5.8 million.
  The Company successfully completed a solicitation of consents from holders of its Electric First Mortgage Bonds on March 11, 2008. The consents approved an amendment to the Company’s Indenture of Mortgage and Deed of Trust which allows the Company additional flexibility to pay dividends to its shareholders by increasing the basket available to pay dividends by $10.75 million. Consents were received from over 94% of the bondholders.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Quarter Ended March 31, 2008				Quarter Ended March 31, 2007
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$ 108,740	$ 27,275	$ 1,061	$ 136,946	$ 97,361	$27,590	$ 795	$ 125,650
Fuel & Purchase Power Exp.	56,942	17,701	––	74,643	45,442	18,722	-	64,164
Other Operating Expenses	40,853	6,195	826	47,744	42,801	6,263	605	49,573
Operating Income	10,945	3,379	235	14,559	9,118	2,605	190	11,913
Net Income from Continuing Operations	4,359	2,455	176	6,990	2,843	1,663	25	4,531
Net Loss from Discontinued Operations	––	––	––	––	––	––	(31)	(31)
Net Income (Loss)	$ 4,359	$ 2,455	$ 176	$ 6,990	$ 2,843	$ 1,663	$ (6)	$ 4,500
Earnings Per Weighted-Average Share, Common and Diluted				$0.21				$0.15

Electric Results

Electric revenues were positively impacted in several areas for the 2008 quarterly results compared to 2007. Our estimate of the impact of weather increased revenues approximately $4.7 million compared to the 2007 first quarter. The estimated heating degree days were 14% higher than the 2007 period. Off-system sales also reported strong growth of approximately $3.9 million. Customer growth and rate changes collectively added another $2.2 million of revenues as well. Overall, 2008 revenues increased $11.4 million which represents an 11.7% increase over the 2007 first quarter.

Total electric fuel and purchased power costs for the quarter increased by approximately $11.5 million over the 2007 quarter as the Company incurred additional costs for increased sales volumes and for replacing energy due to the Asbury outage. Electric fuel costs increased $5.8 million compared to 2007 and was primarily driven by an $8.6 million increase in volumes of natural gas. Our increase in electric fuel costs were partially offset by $2.1 million of gains recorded as a result of unwinding certain natural gas hedge positions. Coal costs were lower by approximately $1.0 million as the Asbury outage reduced our coal system input. Purchased power costs increased approximately $5.7 million as the Company’s volume and price both increased over the 2007 period. Other operating and maintenance expenses decreased approximately $4.1 million during the first quarter of 2008 compared to 2007. The first quarter of 2007 included expenses related to a severe ice storm and as a result the overall distribution maintenance costs for the first quarter of 2008 were $4.9 million lower than the 2007 quarter. The Company experienced modest increases in other expense categories, such as distribution labor and transmission maintenance, but these were partially offset by lower production maintenance and pension costs. Depreciation and amortization increased approximately $0.8 million for 2008 and other taxes, such as property, franchise and city taxes, increased approximately $0.4 million over the 2007 period. In summary, the electric segment net income was $4.4 million for the 2008 quarter compared to $2.8 million for 2007.

Gas Results

Revenues from gas operations for the first quarter of 2008 decreased $0.3 million compared to 2007. Retail gas sales increased by 14.6% for the quarter but were offset by a 17.5% decrease to the fuel cost rate component included in revenues. The cost of natural gas sold and transported also decreased $1.0 million during 2008 compared to 2007. Gas operations and maintenance expenses decreased approximately $0.5 million, but were partially offset by an increase in income taxes of $0.4 million as a result of improved earnings. Overall, net income for the gas segment was $2.5 million for the 2008 quarter compared to $1.7 million for 2007.

Consolidated Results

Total interest charges increased approximately $0.4 million in the 2008 first quarter compared to 2007. This increase reflects interest on $80 million of first mortgage bonds issued March 26, 2007 by EDE. The Company’s other income and deductions provided $0.2 million of additional income compared to 2007 which was related to the equity component of the allowance for funds used during construction (AFUDC).

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended March 31, 2008 increased $39.6 million over the same 2007 period. The largest component of the revenue increase was related to rate increases, primarily from the Company’s Missouri jurisdiction, which accounted for $24.9 million of the revenue increase. On a comparative basis, the total electric fuel and purchased power costs for the 2008 twelve month period increased by approximately $37.8 million over the 2007 period. Other operating costs increased $6.3 million, but were partially offset by a reduction in maintenance costs of $1.7 million. Depreciation increased by $11.0 million which can be primarily attributable to the Missouri regulatory amortization which began on January 1, 2007. Other local and franchise taxes increased $1.4 million during the 2008 period compared to 2007. The 2008 results in comparison to 2007 are affected by the sale of a unit train in November of 2007 which resulted in a gain of $1.2 million, and the 2007 period included a $0.8 million loss on a plant cost disallowance. Overall, the electric segment 2008 twelve month period resulted in net income of $33.4 million compared to $41.7 million for the same 2007 period.

Twelve Months Ended Gas Results

Gas segment results for the 2007 twelve month period include ten months of operations and are not comparable to the 2008 period. Revenues from gas operations during the 2008 twelve month period totaled $59.6 million and the cost of natural gas sold and transported was $36.6 million during 2008. After other operating expenses, the gas segment net income was $1.8 million for the 2008 twelve month period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $3.5 million in the 2008 twelve month period compared to 2007. Interest related to debt increased $4.8 million but was partially offset by an increase in income related to the allowance for borrowed funds used during construction of $1.3 million. The allowance for equity funds used during construction also primarily improved our other income and expense category by approximately $0.9 million when comparing the twelve month periods.

The following reconciliation of basic earnings per share compares the quarter and twelve month periods ended March 31, 2008 versus March 31, 2007 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-Q filing.

	Quarter Ended	Twelve Months Ended *
Earnings Per Share – March 31, 2007	$ 0.15	$ 1.44
Revenues
Electric segment	0.27	0.88
Gas segment	(0.01)	0.15
Other segment	0.01	0.02

	Quarter Ended	Twelve Months Ended *
Expenses
Electric fuel	(0.14)	(0.47)
Purchased power	(0.14)	(0.37)
Cost of natural gas sold	0.02	(0.06)
Operating – electric segment	(0.02)	(0.14)
Operating – gas segment	0.01	(0.02)
Operating – other segment	––	(0.01)
Maintenance and repairs	0.12	0.04
Depreciation and amortization	(0.02)	(0.26)
Loss on plant disallowance	––	0.02
Gain on sale of assets	––	0.03
Change in effective income tax rates	(0.01)	0.07
Other taxes	(0.01)	(0.05)
Interest charges	(0.01)	(0.11)
AFUDC	0.01	0.05
Discontinued operations	––	0.01
Dilutive effect of additional shares	(0.02)	(0.08)

Earnings Per Share – March 31, 2008	$ 0.21	$ 1.14

* The twelve month earnings per share reconciliation is partially impacted by the acquisition of the gas segment on June 1, 2006. Accordingly, the twelve month period ended March 31, 2007 includes ten months of gas segment operations.

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, April 25, 2008, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2008. To phone in to the conference call, parties in the United States should dial 1-800-240-4186, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11112998#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
Media Communications:
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations:
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com